EXHIBIT 23.1

                          INDEPENDENT AUDITOR'S CONSENT





We consent to the use in the Registration Statement and Prospectus of Simtek Corporation of our report dated February 2, 2000 except for certain acquisitions discussed in Note 10, which are accounted for as a pooling of interest. For the acquisition of Integrated Logic Systems, Inc., our report date is May 19, 2000 and for the acquisition of Macrotech Semiconductor our report date is October 3, 2000, accompanying the consolidated financial statements of Simtek Corporation contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.



/S/ Hein + Associates LLP
HEIN + ASSOCIATES LLP

Denver, Colorado
December 11, 2000



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